Exhibit 99.1

FOR IMMEDIATE RELEASE

SPCC REPORTS FIRST QUARTER RESULTS

LIMA, PERU, April 30, 2003 - Southern Peru Copper Corporation (SPCC) (NYSE: PCU and LSE: PCUC1) today reported net earnings before cumulative effect of the change in accounting principle of $19.9 million or diluted earnings per share of 25 cents, and net earnings of $18.3 million or diluted earnings per share of 23 cents, for the first quarter of 2003 compared with net earnings of $4.6 million, or diluted earnings per share of 6 cents, for the first quarter of 2002.

Sales of products were $174.8 million in the first quarter of 2003, compared with $136.2 million in the first quarter of 2002, an increase of 28.4% over the 2002 period.

The average price for copper on the London Metal Exchange (LME) in the first quarter of 2003 was 75 cents per pound, compared with 71 cents per pound in the previous year first quarter. The average price for copper on the New York Commodity Exchange (COMEX) in the first quarter of 2003 was 76 cents per pound, compared with 72 cents per pound in the first quarter of 2002.  The average price for molybdenum, one of SPCC’s principal by-products, was higher in the first quarter of 2003 at $4.06 per pound, compared to $2.74 per pound for the same period of 2002. The price of silver, another by-product, on the COMEX was higher at $4.66 per ounce in the first quarter of 2003, compared to $4.47 per ounce during the first quarter of 2002.

Mine copper production increased 1.9% to 192.3 million pounds in the first quarter of 2003 compared with the first quarter of last year.  This increase of 3.7 million pounds included 7.6 million pounds from the Toquepala mine and a decrease of 4.1 million pounds in solvent extraction/electrowinning (SX/EW) production.  Cuajone mine production was slightly higher in the 2003 period.  The increase in Toquepala production was a result of 24% more throughput in the 2003 period.  The expansion of the concentrator, completed in the third quarter of 2002, significantly improved the facilities processing capacity.  However, Toquepala concentrate output was somewhat reduced by lower ore grades in the first quarter of 2003.  The main reason for the 4.1 million pound decrease in SX/EW production was lower grade of PLS (pregnant leaching solution).

Southern Peru’s first quarter 2003 earnings as compared with the first quarter of 2002 were favorably impacted by higher metal prices, and increased production and sale of copper and silver.  The 2002 first quarter results were reduced by a $12.4 million charge related to the early payment of debt; this amount net of taxes was presented in the 2002 results as an extraordinary item.  Additionally, in the first quarter of 2002, 10,292 tons of copper, representing $18.3 million of sales, were not considered due to late arrival of ships to the port of Ilo because of the 2002 Easter week; with these two effects the first quarter of 2002 sales would have been $154.5 million instead of $136.2 million, and net earnings would have been approximately $19.1 million instead of $4.6 million. First quarter 2003 results were reduced by the adoption of Financial Accounting Standard No. 143 and the Company’s acceptance of elements of a Peruvian tax assessment.  Effective January 1, 2003 the Company adopted FAS No. 143 “Accounting for Asset Retirement Obligations”, which requires that the Company accrue for the cost of future obligations associated with retirement of long-lived assets.  The Company accrued for the cumulative effect, since 1995, of this obligation as of January 1, 2003 with an after-tax charge to earnings of $1.5 million.  The Company also agreed to accept the portion of a SUNAT (Peruvian tax authority) tax assessment related to depreciation methodology and certain expenses.  The Company charged workers’ participation (an element of cost of sales) $0.5 million and income tax expense $1.6 million to provide for this assessment. These charges represent $3.6 million of lower net earnings.

Reporting on the Company’s results and the expansion and modernization program, Mr. Oscar González Rocha, President and General Director of SPCC stated, “Southern Peru’s first quarter 2003 earnings and production have improved favorably, when compared to the first quarter of 2002. Higher copper prices and continued high molybdenum prices have improved the Company’s results.”

The Company continues with the construction of auxiliary dams at the Quebrada Honda tailings reservoir; this project reached completion in April 2003 and will protect the Quebrada Santallana from the decant water of Quebrada Honda tailings reservoir.  The investment for this project is $ 3.9 million.

Other tailings studies are under development to place the thickener tailings up-stream from Quebrada Honda in an area called “Pampa Purgatorio.” These studies will be finished in September 2003; after that SPCC will choose the best alternative for the placement of tailings.  On January 30, 2003, the Board of Directors approved the construction of leaching dumps and a crushing and conveying system at Toquepala, which is now in the bidding process for a contract.

In June 2003 the Company will choose the appropriate alternative to modernize the Ilo smelter. The Company has received proposals from three international technology/construction/engineering entities, and is expecting two additional offers to be evaluated with the proposals already received. All proposals under consideration comply with SPCC’s requirements, to employ proven technology that will provide both good economic return and meet the requirements of current environmental regulations

Southern Peru Copper Corporation is one of Peru’s largest companies and one of the ten largest copper producers worldwide.  The ownership of SPCC’s shares, either directly or through subsidiaries, is as follows: Grupo Mexico (54.2%), Cerro Trading Company (14.2%), Phelps Dodge (14.0%) and other shareholders (17.6%).

Southern Peru Copper Corporation

and Subsidiaries

SUMMARY OF EARNINGS

(Unaudited)

	Three Months Ended March 31,
	2003	2002	Variance
	(in millions, except for per share data )

Sales	$174.8	$136.2	28.3%

Earnings before taxes on income, minority interest and cumulative effect of the change in accounting principle	32.8	6.8	382.4

Taxes on income	12.7	2.1	506.2

Minority interest of investment shares	0.2	0.1	112.0

Earnings before cumulative effect of the change in accounting principle	19.9	4.6	331.7

Cumulative effect of the change in accounting principle net of income tax	1.5	—	—

Net earnings	$18.3	$4.6	298.2%

Weighted average common shares outstanding (basic)	80.0	80.0
Weighted average common shares outstanding (diluted)	80.0	80.0

Per common share amounts:
Net earnings before cumulative effect of the change in accounting principle	$0.25	$0.06
Cumulative effect of the change in accounting principle	0.02	—
Net earnings - basic and diluted	$0.23	$0.20

Southern Peru Copper Corporation

and Subsidiaries

Average Metal Prices

	Three Months Ended March 31,
	2003	2002	Variance

Copper (per pound - LME)	$0.75	$0.71	6%

Copper (per pound - COMEX)	$0.76	$0.72	6%

Silver (per ounce - COMEX)	$4.66	$4.47	4%

Molybdenum (per pound - Metals Week Mean)	$4.06	$2.74	48%

Metal Production and Sales

	Three Months Ended March 31,
	2003	2002	Variance

Copper (000s pounds)
Mined	192,300	188,700	2%
Refined	180,000	184,200	(2)%
Sales	198,700	170,600	16%

Silver (000s ounces)
Mined	923	883	5%
Refined	868	894	(3)%
Sales	979	888	10%

Molybdenum (000s pounds)
Mined	4,401	5,349	(18)%
Sales	4,448	4,573	(3)%

Southern  Peru  Copper  Corporation

and  Subsidiaries

CONDENSED CONSOLIDATED STATEMENT OF EARNINGS

(Unaudited)

	Three Months Ended March 31,
	2003	2002	Variance
	(in thousands, except for per share data )

Net sales	$174,838	$136,194	28%

Operating costs and expenses:
Cost of sales	114,685	90,262	27
Administrative and other expenses	6,683	7,076	(6)
Depreciation and depletion	17,872	16,221	10
Exploration expense	875	1,299	(33)
Total operating costs and expenses	140,115	114,858	22

Operating income	34,723	21,336	63

Interest income	713	727	(2)
Other income (expense)	337	(10,212)	(103)
Interest expense	(2,969)	(5,011)	(41)

Earnings before taxes on income, minority interest and cumulative effect of the change in accounting principle	32,804	6,840	380

Taxes on income	12,731	2,136	496

Minority interest of investment shares	212	110	93

Earnings before cumulative effect of the change in accounting principle	19,861	4,594	332

Cumulative effect of the change in accounting principle net of income tax	1,541	—	—

Net earnings	$18,320	$4,594	299%

Per common share amounts:
Net earnings
Earnings before cumulative effect of the change in accounting principle	$0.25	$0.06	332.3%
Cumulative effect of the change in accounting principle	0.02	—
Net earnings - basic and diluted	$0.23	$0.06	298.8
Dividends paid	0.09	0.07	—

Weighted average common shares outstanding (basic)	80,009	80,004
Weighted average common shares outstanding (diluted)	80,014	80,006

Southern  Peru  Copper  Corporation

and  Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

	March 31, 2003	December 31, 2002
		(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$149,328	$147,537
Accounts receivable, net	76,393	60,345
Inventories	84,675	91,880
Other current assets	12,002	11,110
Total current assets	322,398	310,872

Net property	1,243,052	1,248,996
Capitalized mine stripping, net	189,023	181,558
Other assets	9,959	10,820
Total Assets	$1,764,432	$1,752,246

LIABILITIES
Current liabilities:
Accounts payable	$39,703	$39,377
Accrued liabilities	56,307	61,417
Total current liabilities	96,010	100,794

Long-term debt	299,043	299,043
Deferred income taxes	89,802	88,566
Other liabilities and reserves	14,584	14,792
Asset retirement obligation	4,986	—
Total non-current liabilities	408,415	402,401

MINORITY INTEREST	7,662	7,676

STOCKHOLDERS’ EQUITY
Common stock (a)	261,737	261,726
Retained earnings	990,608	979,649
Total stockholders’ equity	1,252,345	1,241,375

Total Liabilities, Minority Interest and Stockholders’ Equity	$1,764,432	$1,752,246

(a) Common Shares: Authorized	34,099	34,099
Outstanding	14,108	14,108

Class A Common Shares: Authorized and Outstanding	65,901	65,901

Southern  Peru  Copper  Corporation

and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF CASH  FLOWS

(unaudited)

	Three Months Ended March 31,
	2003	2002
	(in thousands )

OPERATING ACTIVITIES:
Net earnings	$18,320	$4,594
Cumulative effect of the accounting change	1,541	—
Depreciation, amortization and depletion	17,872	16,221
Capitalized mine stripping	(8,904)	(13,471)
Minority interest of investment shares	212	110
Cash provided from (used for) operating assets and liabilities	(19,724)	10,892
Other, net	6,795	1,723
Net cash provided from operating activities	16,112	20,069

INVESTING ACTIVITIES:
Capital expenditures	(9,189)	(27,513)
Purchase of marketable securities	—	(16,632)
Other, net	2	3
Net cash used for investing activities	(9,187)	(44,142)

FINANCING ACTIVITIES:
Debt incurred (repaid)	—	(96,992)
Escrow withdrawals on long-term loans	—	6,991
Dividends paid	(7,361)	(2,706)
Distributions to minority interest	(111)	(95)
Purchases of investment shares	(135)	(126)
Net cash used for financing activities	(7,607)	(92,928)

Effect of exchange rate changes on cash	2,473	(1,258)

Net increase (decrease) in cash and cash equivalents	$1,791	$(118,259)